Exhibit 10.14

CONFIDENTIAL

PARATEK PHARMACEUTICALS, INC.

75 Kneeland Street

Boston, MA 02111

[DATE]

[NAME]

[ADDRESS]

Re: 2012 Retention Bonus Plan

Dear [NAME]:

Paratek Pharmaceuticals, Inc. (the “Company”) would like to take this opportunity to thank you for your interest in joining the Company at this exciting time and offer an additional incentive for you to remain with the Company to assist the Company in achieving its business objectives. These business objectives include securing additional funding to allow the Company to begin planning to initiate registration studies in ABSSSI with the goal of initiating these studies on or about the time of an IPO this year. It is intended that CABP study(ies) would follow with a supporting partnership or other additional development support, such as a follow-up financing or grant.

Accordingly, in addition to the other compensation outlined in your offer letter and Employment Agreement, we are offering you the following cash bonus retention package. There is also a commitment from the Board to put in place a Management Incentive Plan (MIP) that would provide you compensation if the Company were to be sold for any reason. The basic tenets of such an MIP are defined below, and would be further codified at such time as the sale of the Company is under serious consideration or imminent.

If you agree to this arrangement, please sign below and return this Agreement to me. We remind you that this is highly confidential, and any unauthorized disclosure of this offer shall immediately void this offer. This Agreement shall become effective on the day you execute it and return it to the Company as provided below (the “Effective Date”).

1. Retention Payments.

(a) Beginning after June 4, 2012, unless you have voluntarily resigned your employment with the Company or your employment was terminated for cause, on the earlier of (i) August 31, 2012 (the “First Payment Date”) or (ii) the date the Company successfully completes an aggregate capital raise of $10 million from any mix of external private equity, internal funding (beyond that which has been raised under the current bridge financing), venture debt and/or licensing/partnering transactions, the Company will pay you the lump-sum payment of $[                ] (the “First Retention Bonus”), less applicable employment-related taxes and deductions, on the Payment Date.

(b) Beginning after June 4, 2012, unless you have voluntarily resigned your employment with the Company or your employment was terminated for cause on or prior to the date that the Company successfully completes an aggregate capital raise of at least $10 million from any mix of external private equity, internal funding (beyond that which has been raised under the current bridge financing), a venture debt and/or licensing/partnering transactions (the “Second Payment Date”), the Company will pay you the lump-sum payment of $[                ] (the “Second Retention Bonus” and, together with the First Retention Bonus, the “Retention Bonus”), less applicable employment-related taxes and deductions, on the Second Payment Date.

2. Additional Retention Incentives.

(a) The Board has and intends to continue to authorize additional cash bonus and options grants which may be granted prior or subsequent to an IPO to reward performance and continuing service, and encourage future service. Such incentives would be considered in the future if you suffered financial loses solely by the nature of your diligent and lawful service to the Company.

(b) The Board has authorized a Management Incentive Plan (MIP) in the event that the Company or assets of the Company are sold. The Board has authorized a 5-10% pool of funds to be reserved for management and key employees, of which you are one of the explicitly named individuals.

3. Confidentiality. The terms of this Agreement are strictly confidential. You agree that you will not discuss this Agreement or its terms with anyone other than an authorized representative of the Company as expressly made known to you; provided that you may discuss the terms of this Agreement with your spouse, attorney or financial advisor so long as they agree to keep the information confidential. If you breach the confidentiality obligations described herein, you agree that (a) the Company will be immediately and fully released from its obligations hereunder, and (b) you will repay any amounts already paid to you pursuant to this Agreement.

4. Employment At-Will. You acknowledge and agree that nothing contained in this Agreement will be construed to create either an express or implied promise of continued employment. You further acknowledge and agree that your employment with the Company will continue to be on an “at-will” basis, meaning either you or the Company may terminate your employment at any time, for any or no reason, with or without notice, subject to the terms of your existing employment agreement.

5. Taxation. Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, any consequences related to Section 409A of the Code. In the event any payments are deemed by the Internal Revenue Service to be non-compliant with Section 409A of the Code, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

6. Entire Agreement/Choice of Law/Enforceability. This Agreement, together with your existing employment, confidentiality and similar agreements relating to your employment, sets forth the entire agreement between you and the Company relating to the subject-matter of this Agreement. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Any disputes hereunder are subject to the exclusive jurisdiction of courts of competent jurisdiction in the Commonwealth of Massachusetts.

If you have any questions or concerns with respect to this letter, please do not hesitate to contact me at (617) 257-0040 x 261.

Sincerely,

PARATEK PHARMACEUTICALS, INC.

By:
Name: Dennis Molnar
Title: President and CEO

ACKNOWLEDGED AND AGREED
As of the date above:

[NAME]